Exhibit 99.1

NEWS RELEASE
Contacts: Formula Maria Amor or Kelly Hamor 619.234.0345

Vertis Communications Grace Platon 800.365.8957

VERTIS COMMUNICATIONS NAMES
BARRY C. KOHN AS CHIEF FINANCIAL OFFICER

BALTIMORE (May 21, 2007) — Vertis Communications announced today the addition of Barry C. Kohn as the company’s chief financial officer, reporting directly to chief executive officer Mike DuBose.  Former CFO Steve Tremblay will immediately transition to the position of senior vice president, corporate development for Vertis Communications.

“As we increase the level of intensity necessary to quickly transform our business, we sought to bring in a CFO with a successful track record managing in turnaround situations,” said Mike DuBose.  “As a results-oriented leader with extensive experience, Barry Kohn is a welcome addition to the Vertis team.  Additionally, I’m delighted that Steve Tremblay will continue to work closely with me.  He will now be able to leverage his skills and industry knowledge, and focus exclusively on key business issues.”

Prior to joining Vertis, Kohn served as CFO for United Plastics Group, Aftermarket Technology Corporation and Grimes Aerospace Company where he effectively implemented various turnaround strategies.  Kohn holds a master’s degree in accounting and a bachelor’s degree in business administration, both from Ohio State University.

For more information, contact Maria Amor or Kelly Hamor at (619) 234-0345.

About Vertis Communications

Vertis Communications is a premier provider of print advertising, direct marketing solutions, and related value added services to America’s leading retail and consumer services companies.  Vertis delivers marketing programs that create strategic value for clients by using creative services, color management technologies, proprietary research, customer targeting expertise, premedia and media services, combined with its world-class printing expertise. Headquartered in Baltimore with over 100 locations in the U.S., Vertis Communications has been recognized as one of Fortune magazine’s “Most Admired Companies” in advertising and marketing. For more information, visit www.vertisinc.com.

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Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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